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                                                                    Exhibit 99.4


                        POTOMAC ELECTRIC POWER COMPANY
                        1900 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20068
[LOGO OF PEPCO]

              Special Meeting of Shareholders   ________ __, 2001          PROXY

     The undersigned hereby appoints JOHN M. DERRICK, JR., DENNIS R. WRAASE and WILLIAM T. TORGERSON, and each of them, proxies of the undersigned, with power of substitution, to attend the above Special Meeting to be held on ___________________, 2001 at 10 a.m. at _________________________,
____________________________________, and all adjournments thereof, and thereat to vote all shares of Serial Preferred Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and to transact such other business incident to the conduct of the Special Meeting as may properly come before the Special Meeting. Unless indicated to the contrary, this Proxy shall be deemed to grant authority to vote FOR Item 1.
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                     This Proxy is solicited on behalf of
           the Board of Directors of Potomac Electric Power Company

                           Continued on reverse side
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[LOGO OF PEPCO]                                     SERIAL PREFERRED STOCK PROXY
--------------------------------------------------------------------------------

   The Board of Directors recommends a vote "FOR" Item 1 below

              FOR     AGAINST     ABSTAIN

              [ ]      [ ]         [ ]

1. Approval of the Agreement and Plan of Merger








Sign here
as name      X_____________________________________(L.S.)
appears
bove         X_____________________________________(L.S.)   Date _________, 2001

Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing.